UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Medifast, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Medifast, Inc.

To our Stockholders:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders on Friday, September 2, 2011. This meeting will be held at 8:00 a.m., Eastern Standard Time, at the Sunset Island Clubhouse, 1 Beach Side Drive, Ocean City, MD  21842. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I look forward to seeing you at the meeting.
Best regards,

Bradley T. MacDonald
Executive Chairman of the Board

Medifast Inc.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held Friday, September 2, 2011

To the Shareholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual General Meeting of Shareholders of Medifast Inc., a Delaware Corporation, or the Company, will be held on Friday, September 2, 2011 at 8:00 a.m., Eastern Standard Time, at the Sunset Island Clubhouse, 1 Beach Side Drive, Ocean City, MD  21842 for the following purposes:

1a.      To  elect three Class II directors for a three year term ending in 2014; Harvey C. Barnum, Michael C. MacDonald, and Jerry D. Reece,

1b.     To elect two management directors for a one year term ending in 2012; Michael S. McDevitt and Margaret E. Sheetz

2.	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accountants for fiscal 2011;
3.	To hold an advisory vote on executive compensation;
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on July 11, 2011, are entitled to notice of and to vote at the meeting and any subsequent adjournment(s) or postponement(s) of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible.  Shareholders attending the meeting may vote in person even if they have returned a proxy card.

By Order of the Board of Directors,

Bradley T. MacDonald
Executive Chairman of the Board

Owings Mills, MD
July 20, 2011

Table of Contents

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
Information Concerning Solicitation and Voting	2
PROPOSAL 1: THE ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS	10
Director Independence	10
Board Meetings	10
Board Leadership Structure and Risk Oversight	10
Director Compensation	12
Shareholder Communications with the Board of Directors	13
Committees of the Board	14
PROPOSAL 2: THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	17
Audit Committee Report	17
Fees to Independent Registered Public Accountants for Fiscal 2009 and 2010	18
Pre-Approval Policy	18
Compensation Discussion and Analysis	20
Summary Compensation Table	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	31
PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES	31
OTHER MATTERS	32

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.  This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Friday, September 2, 2011, at 8:00 a.m., Eastern Standard Time, and at any subsequent adjournment(s) or postponement(s) of the Meeting, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at the Sunset Island Clubhouse, 1 Beach Side Drive, Ocean City, MD  21842.

Record Date and Voting Securities.  Only shareholders of record at the close of business on July 11, 2011, or the Record Date, are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of July 11, 2011, 15,450,184 Common Shares were issued and outstanding and held of record by 166 registered holders.

Voting.  Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote.   Each issued and outstanding share of common stock entitles the holder to one vote.  Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election of directors, the plurality requirement is not a factor. The holders of common stock are not entitled to cumulate their votes in the election of directors. Abstentions will not count as votes cast and will have no effect on the outcome of this proposal. We expect that brokers will be entitled to vote on this proposal, but any broker non-vote will have no effect on the outcome of the proposal.

The Company is not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the Meeting and voting in person.

Solicitation Expenses.  This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person, by telephone, facsimile or electronic mail. Except as described above, we do not presently intend to solicit proxies other than by mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Shareholder Communications with the Board of Directors.”

PROPOSAL 1:

THE ELECTION OF DIRECTORS

The number of directors in each class is determined by the Board of Directors and consists of as nearly equal a number of directors as possible.  These directors are classified as Class I, Class II and Class III.  The term of Class I Directors will expire in 2013.  The term of Class II Directors are up for re-election for a three-year term ending in 2014, and the term of Class III Directors will expire in 2012.

The table below sets forth the name of each Class of director nominated.  The nominees for Class II directors are to be voted at the Meeting.  The Board of Directors has nominated Harvey C. Barnum, Michael C. MacDonald, and Jerry D. Reece for election as Class II directors to serve three-year terms expiring at the 2014 annual general meeting.  The Board has also nominated, to one year terms Michael S. McDevitt and Margaret E. Sheetz.  Each nominee has consented to be named as a nominee and, to the present knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted “FOR” the election of those nominated Harvey C. Barnum, Michael C. MacDonald, Michael S. McDevitt, Jerry D. Reece, and Margaret E. Sheetz

The Bylaws require a shareholder to submit notice of nomination for Director in writing not less than 120 days nor more than 150 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting of shareholders. The Company did not receive any shareholder nominations for director.

The table below sets forth information about the five nominees and the directors whose terms of office continue beyond the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”:
Harvey C. Barnum, Michael C. MacDonald, Michael S. McDevitt, Jerry D. Reece, and Margaret E. Sheetz

NOMINEES

Name and Experience	Class	Director Since

Harvey C. “Barney” Barnum, Jr., age 70, was sworn in and currently serves as the Deputy Assistant Secretary of the Navy for Reserve Affairs on July 23, 2001. In this capacity he was responsible for all matters regarding the Navy and Marine Corps Reserve including manpower, equipment, policy and budgeting. On Jan. 20, 2009, Barnum was designated Acting Assistant Secretary of the Navy (Manpower and Reserve Affairs). Mr. Barnum was the fourth Marine to be awarded the nation’s highest honor, the Medal of Honor for valor in Vietnam. He retired from the Marine Corps as a Colonel in August 1989 after 27 and one-half years of service.   Barnum served multiple tours as an artilleryman with both the 3rd and 2nd Marine Divisions to include two tours in Vietnam; 2nd Marine Aircraft Wing; guard officer at Marine Barracks, Pearl Harbor, and operations officer, Hawaiian Armed Forces Police; weapons instructor at the Officer Basic School; four years at Marine Corps Recruit Depot, Parris Island, as commanding officer, Headquarters Company and the 2nd Recruit Training Battalion of the Training Regiment; Chief of Current Operations, US Central Command where he planned and executed the first U.S./Jordanian joint exercise staff as the commander of U.S. Forces and twice planned and executed Operation Bright Star spread over four southwest Asian countries involving 26,000 personnel. Headquarters Marine Corps tours included: aide to the assistant commandant as a captain and deputy director Public Affairs, Director Special Projects Directorate and Military Secretary to the Commandant as a colonel. Upon retirement in 1989, Barnum served as the principal director, Drug Enforcement Policy, Office of the Secretary of Defense. Barnum’s personal medals and decorations include: the Medal of Honor; Defense Superior Service Medal; Legion of Merit; the Bronze Star Medal with Combat “V” and gold star in lieu of a second award; Purple Heart; Meritorious Service Medal; Navy Commendation Medal; Navy Achievement Medal with Combat “V”; Combat Action Ribbon; Presidential Unit Citation; Army Presidential Unit Citation; Joint Meritorious Unit Award; Navy Unit Citation; two awards of the Meritorious Unit Citation; the Vietnamese Cross of Gallantry (silver) and the Department of the Navy Distinguished Public Service Award. Barnum has attended The Basic School, U.S. Army Field Artillery School, Amphibious Warfare School, U.S. Army Command and General Staff College and the U.S. Naval War College. He is the past president of the Congressional Medal of Honor Society, Connecticut Man of the Year ’67, presented Honorary Legum Doctorem St Anselm College; Rotary Paul Harris Fellow; Abe Pollin Leadership Award ’03, Marine Corps League “Iron Mike” Award and Order of the Carabao Distinguished Service Award.

Harvey C. “Barney” Barnum was first selected to be a Director in 2009 because of his extensive distinguished government service at the Department of the Navy Executive level and his distinguished military career which includes the Medal of Honor Award for bravery in Vietnam. Mr. Barnum will bring expertise to the Board in the area of Public Policy initiatives as it relates to his knowledge of the Executive and Legislative Branch of the US Government and his oversight of our Governmental Relations and Policy initiatives on Obesity related to Medifast products, protocols and clinical studies.
	II	2009

Michael C. MacDonald, age 58, is a retired Senior Corporate Officer.  His last position was Senior Vice President of World Wide Operational Effectiveness for Xerox Corporation.  He was named to this position in September 2008 and led a corporate initiative to review the company’s core functions including Sales, Marketing, Human Resources and other key areas to ensure maximum effectiveness of resources.  Before this position, he was the World Wide President of Marketing Operations, responsible for corporate marketing, Xerox.com, advertising, brand creation, public relations and corporate communications.  Prior to his corporate assignments, he was President of Xerox North America, a 6.5 B Division responsible for all services, solutions and products sold and maintained in the United States and Canada.  This included a direct sales force of 4,000, a technical service staff of 25,000 and support staff of 6,000, a total of 35,000 employees.  Mr. MacDonald also held Vice Presidential positions leading the Northeast Region Sales and Technical Service organization, the North American Marketing organization, the North American Agent/Dealer organization and the North American Supplies organization.  A career described as sustained success and over achievement in revenue, profit and customer satisfaction.  His leadership profile is one of creativity, vision, high expectations and results with commensurate high levels of customer loyalty, employee development and satisfaction.  Mr. MacDonald also serves on the Board of Directors of Paetec Holding Corp., a Nasdaq-listed company and the Jimmy V Foundation.  In addition, he is also a board member of the North American Marketing Advisory Board and has been recognized on four occasions as one of the Top Twenty Marketing Executives of the Year by Business to Business Magazine.  Previous to 2009, he was a member of the Board of Directors of the U.S. Chamber of Commerce. Mr. MacDonald is the uncle of Margaret Sheetz who performs the roles of President and Chief Operating Officer at Medifast, Inc. Mr. Bradley T. MacDonald is the brother of Mr. MacDonald.

II	1998
Michael S. McDevitt, age 33, is the Chief Executive Officer of Medifast, Inc.  Prior to joining the company in June, 2002, he was a Senior Analyst for the Blackstone Group, a private equity group in New York City.  Medifast has continued to excel under Mr. McDevitt’s leadership, demonstrated by the company’s recent report of its 46th consecutive quarter of profitability.  Medifast continues to see strong year over year growth, most recently experiencing 57% top line growth and over 114% profitability growth, versus the same time period last year. During his tenure as CEO of Medifast the company was named number 16 on Forbes’ 2009  list of America’s Best Small Companies, a jump from 85 one year ago.  Additionally, Medifast was ranked number 28 on the 2008 Fortune Small Business list of fastest-growing small public companies, up from number 47 in 2007. Mr. McDevitt volunteers as a big brother for Big Brothers Big Sisters of Central Maryland, fully supporting the organization’s mission of helping boys and girls grow up to be confident, caring young adults.  He is a member of the board of directors for the American Heart Association’s Baltimore region.  Additionally, Mr. McDevitt supports the efforts of the American Diabetes Association and the Toys For Tots Foundation and works with several organizations of fellow CEOs.  Mr. McDevitt holds a Bachelor degree in Business Administration with a concentration in Finance from James Madison University.

Michael S McDevitt was first selected as a Management Director in 2007 after he had assumed the positions of Chief Executive Officer and Chief Financial Officer of Medifast, Inc. His prior and current executive experience has contributed to the dynamic growth of Medifast. He brings a strong successful financial and operational management perspective to the Executive Committee of the Board.
II	2007

Jerry D. Reece, age 71, is Chief Executive Officer of Reece & Nichols:  Real Estate, Mortgage, Title Insurance.  The real estate arm of the company is the largest real estate brokerage in Greater Kansas City. With over 40 years experience in real estate, Jerry Reece formed J.D. Reece Realtors in early 1987.  He sold the company in 2001 to Homeservices of America, Inc. a Berkshire Hathaway affiliate. After graduating from the University of Oregon in 1963 with a B.S. in Finance, Jerry Reece joined the United States Marine Corps and served in Hawaii and Vietnam as a first lieutenant. Following active duty, he continued his service in the Marine Corps Reserve. His various assignments included the command of a rifle battalion and service as a member of the Secretary of the Navy's Marine Corps Reserve Policy Board at the Pentagon. Retired with the rank of Colonel, he is a past member of the Board of Directors of the Marine Toys for Tots Foundation. His personal decorations include the Legion of Merit, The Navy Commendation Medal with Combat "V" and the Combat Action Ribbon.

Jerry D. Reece was first selected as a Director in 2009 for his executive, entrepreneurial and broad real estate expertise. He is a leader in his community in Kansas City and has served on many for profit and nonprofit Boards, He is a decorated Vietnam veteran who has both civil and military executive experience to provide oversight and be a resource for executive and real estate matters requiring Board and corporate governance oversight.
II	2009

Margaret Sheetz, age 34, is the President and Chief Operating Officer of Medifast. Inc.  Prior to joining the company in 2000, she was a legal assistant with the firm of Carrington, Coleman, Sloman and Blumenthal in Dallas, Texas. As Medifast continues to see strong year over year growth, Ms. Sheetz has provided the operational and technical leadership that has resulted in Medifast providing the proper infrastructure to support the growth of the company to include making dramatic productivity improvement in the company’s operational capabilities, building a strong infrastructure of distribution, manufacturing, information systems and human resource operations necessary to support rapid business growth. She supports the efforts of the American Diabetes Association, the American Heart Association and the Toys For Tots Foundation.  Ms. Sheetz is also very active with several organizations of Maryland executives. She holds a Bachelor of Arts degree from Villanova University and received an Executive MBA from Loyola University.

Margaret M. Sheetz was first selected as a Management Director in 2008 after she had assumed the positions of President and Chief Operating Officer of Medifast, Inc. She is the senior experienced operations executive who has built the operational structure of the company. In addition to her strong operational expertise she has strength in IT integration with operations and human resources management. She has an Executive MBA which has assisted her in the training development of her subordinates. She is the focused executive since 2000 who has been instrumental in building the manufacturing and distribution infrastructure with her team of professionals. Her leadership and oversight skills are recognized and she is recognized in the company as a detail oriented executive who builds high performance teams. The Board considers her the source person to get information pertinent to the oversight of Medifast’s operations.  Mrs. Sheetz is the daughter of Bradley T. MacDonald and niece of Michael C. MacDonald, a director.
II	2008

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Barry B. Bondroff, CPA, age 63, is an officer and director with Gorfine, Schiller & Gardyn, PA, a full-service certified public accounting firm offering a wide range of accounting and consulting services.    Previously, he was a Senior Managing Director with SMART. Mr. Bondroff brings over 35 years of experience providing companies of all sizes and industries with practical and cost-effective accounting, assurance, tax, business, technology and financial advisory services. Prior to managing SMART, Mr. Bondroff was the Managing Director for Grabush, Newman & Co., P.A., which combined with SMART in May 2003. Mr. Bondroff began his career with Grabush Newman in 1970, and in 1976 became Officer and was promoted to Managing Director in 1982. He earned his Bachelor of Science degree in Accounting from the University of Baltimore. Additionally, Mr. Bondroff serves on the Board of Directors for the publicly traded First Mariner Bank of Maryland, a NASDAQ listed SEC registrant. He is active with First Mariner serving on the Executive Committee, Loan Committee, Audit Committee and as Chairman of the Compensation Committee. In addition to his professional affiliations, Mr. Bondroff served on the Executive Committee for Israel Bonds and was a Director of Cycle Across Maryland. He has served the National Jewish Medical and Research Center, the Jewish Center for Business Development and has assisted the Baltimore Symphony Orchestra in its fundraising efforts. In addition, Barry was a past President and Treasurer of the Edward A. Meyerberg Northwest Senior Center, and also served as a Member of the Board of Directors for the Levindale Hebrew Geriatric Center and Hospital.  He currently serves as Treasurer for Special Olympics of Maryland, as a Trustee for Stevenson University in Maryland and a member of the Audit Committee of the Associated.

 Barry B Bondroff was first selected as a Director in 2008 because of his more than 36 years experience as a CPA, and with corporate governance including serving on the Board of another public company. He utilizes that experience as a financial expert and his elected position of Vice Chairman of the Board. His service on the Audit Committee and Nominating Committee and his availability as a local director in Baltimore provide for local oversight and practical consulting in the area of financial management, risk assessment and Sarbanes-Oxley regulations. He also provides an extensive rolodex that assists Medifast’s management team to find the best talent in the market to assist in our growth and development.
	III	2008

Charles P. Connolly, age 62, is currently an independent director focusing on bank relationships, debt refinancing, merger and acquisition strategy and executive compensation design. Mr. Connolly spent 29 years at First Union Corp. that merged with Wachovia Bank in 2001. He retired in 2001 as the President and CEO of First Union Corp. of Pennsylvania and Delaware. Mr. Connolly serves on the Boards of numerous profit and non-profit organizations.  He holds an MBA from the University of Chicago and AB from Villanova University.

Charles P. Connolly was first selected as a Director in 2006 for his extensive executive experience and financial acumen derived from an executive banking resume. His current selection as Director leverages that background of reviewing the financials and performance of hundreds of companies in the public and private sector. He possesses a unique financial and risk assessment perspective into the operations and financial management of the company. He spends an extraordinary amount of time with our executive team providing guidance and consultation on key metrics and performance objectives that have served Medifast well in the past few years. As the Chairman of the Audit Committee he has served diligently to insure that the company maintains its high standards of accountability.
I	2006

Jason L. Groves Esq., ., age 40, is the Assistant Vice President of Government Affairs for Verizon Maryland, since 2003.   Mr. Groves is also an Army veteran.  He was a direct commissioned Judge Advocate in the United States Army Judge Advocate General's Corps (JAG).  As a JAG Officer, he practiced law while stationed at Fort George G. Meade, Maryland.  He had the distinction of prosecuting criminal cases in the District Court of Maryland as a Special Assistant United States Attorney.  Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal.  Mr. Groves is a graduate of the Disney University College Program for managers.  He received his Bachelor of Science degree, cum laude, in Business with a concentration in Hospitality Management from Bethune-Cookman University.  He also obtained his law degree from North Carolina Central University School of Law and is a member of the New Jersey and District of Columbia bars as well as several bar associations.  Jason sits on several other boards, including Anne Arundel Medical Center, Cottage Insurance Co, and the Maryland Hospital Association.
Jason L. Groves, Esq. was first selected as a Director in 2009 based on his military, business and legal background. In addition he has extensive experience with governmental relations and knowledge of the healthcare and communications technology fields. He was a Federal prosecutor thus providing keen insight on the regulatory and legal issues the company faces in today’s business climate.  His service on the Audit Committee has provided timely oversight for all projects he has undertaken.
I	2009

George J. Lavin, Jr., Esq., age 82, was the senior founding partner of Lavin, O’Neil, Ricci, Ceprone & Disipio. Mr. Lavin is a 1951 graduate of Bucknell University. He attended the University of Pennsylvania School of Law, receiving an LL.B. in 1956, and then served as a Special Agent, Federal Bureau of Investigation, United States Department of Justice, until 1959. Mr. Lavin has extensive national experience in products liability defense. He has had regional responsibilities in several automotive specialty areas, and was called upon to try matters throughout the county on behalf of his clients. Mr. Lavin's practice emphasized his commitment to defending the automotive industry. Mr. Lavin is admitted to practice before the Supreme Court of Pennsylvania, the United States Court of Appeals for the Third Circuit and the United States District Courts for the Eastern and Middle Districts of Pennsylvania. He is a member of the Faculty Advisory Board of the Academy of Advocacy, the Association of Defense Counsel, The Defense Research Institute, The American Board of Trial Advocates, and the Temple University Law School faculty. He has also been elected a fellow of the American College of Trial Lawyers. On March 1, 1994, Mr. Lavin assumed the title of Counsel to his name sake firm.  Mr. Lavin has served as the General Counsel to the Augustinian order of Villanova, PA.

George J. Lavin, Esq. was first selected as a Director in 2005 for his prestigious demonstrated legal experience on behalf of major international businesses, management experience in his law firm and his extensive service with the FBI. His current selection as Director values his experiential oversight on legal matters as well as his service on the Audit Committee and mentoring talents.

III	2005
Bradley T. MacDonald, age 63, is the Executive Chairman of the Board of Medifast, Inc.   Mr. MacDonald has been Chairman of the Board of Medifast, Inc. since January 1998 and was also Chief Executive officer from September 1996 to until March of 2007.  He was the principal architect of the turnaround of Medifast and formulated the “Direct to Consumer” business models that are the primary drivers of Revenue to this day. He also was the co-founder of Take Shape for Life and acquired the Clinic operations in 2002. During his time as CEO, he managed the company to 29 consecutive quarters of profits and improved shareholders equity from negative $4 million to over $27 million in less than seven years. He also increased the Company’s market cap from less than $1 million to over $100 million and listed the company on the NYSE. At the time the Board planned leadership succession occurred, the Board assigned Mr. MacDonald executive responsibilities in the following areas: legal affairs, treasury, banking relationships, M&A, strategic plan oversight, public policy oversight, and community relations in addition to Board responsibilities as Executive Chairman and as the formal Co-founder of Take Shape for Life.  In 2006, Mr. MacDonald received the prestigious and audited Ernst and Young award of “Entrepreneur of the Year” for the state of Maryland in the consumer products category.  Also, he helped lead the Company to national recognition in Forbes Magazine ranking Medifast 28th of the top 200 small companies in America. Mr. MacDonald was previously employed by the Company as its Chief Executive Officer from September 1996 to August 1997. From 1991 through 1994, Colonel MacDonald returned to active duty to be Deputy Director and Chief Financial Officer of the Retail, Food, Hospitality and Recreation Businesses for the United States Marine Corps.  Prior thereto, Mr. MacDonald served as Chief Operating Officer of the Bonneau Sunglass Company, President of Pennsylvania Optical Co., Chairman and CEO of MacDonald and Associates, which had major financial interests in retail drug, consumer candy, and pilot sunglass companies.  Mr. MacDonald was national president of the Marine Corps Reserve Officers Association and retired from the United States Marine Corps Reserve as a Colonel in 1997, after 27 years of service.  He was appointed and served on the Defense Advisory Board for Employer Support of the Guard and Reserve (ESGR.) for three years. Currently, Mr. MacDonald serves on the Board of Directors of Stevenson University in Maryland, and the Catholic Family Foundation of the Archdiocese of Baltimore. He is also the Vice-Chairman of the Board of Directors of the Marine Corps Reserve Toys for Tots Foundation.  Mr. MacDonald is the father of Margaret Sheetz who performs the role of President and Chief Operating Officer at Medifast, Inc.  Mr. Michael C. MacDonald, a director of The Company is the brother of Mr. MacDonald.

Bradley T. MacDonald was first selected as a Director in 1996, because of his executive and entrepreneurial experience in the businesses noted above. In addition he has held leadership positions of increasing responsibility in the United States Marine Corps attaining the rank of Colonel and attending service schools to include the Naval War College.  His current selection as Director is based on his successful turnaround of Medifast as CEO and successfully guiding the company under a new profitable business model. Having extensive experience on Wall Street, as  CEO of Medifast when he restructured the company in 1999 which has since  recorded  over 46 consecutive quarters of profitability, he is  able  to provide strategic guidance to the company. Upon reaching 60 years old with the advice and consent of the Board he was elected Executive Chairman of the Board to utilize his breadth of knowledge and experience regarding Medifast, Inc.
I	1996

Sr. Catherine T. Maguire RSM, age 61, a Sister of Mercy, has served as Associate Executive Director at SILOAM, a Body, Mind, Spirit wellness center for the HIV/AIDS community, from 1997 - 2010.  Prior to this Sr. Maguire worked in AIDS Ministry within the prison system in Washington DC., and served as vocation director for her religious community for 8 years.  She received a BS degree in Education/English in 1972, a MS degree in Library Science in 1974 both from Villanova University, and a MA degree in Theology with an emphasis in Pastoral Ministry & Spirituality in 1995 from St. Michael’s College in Vermont.  She served on the Board of the National Religious Vocation Conference from 1990-1992.

Sister Catherine T. Maguire, RSM was first selected as a Director in 2009 for her extensive executive experience with not for profit human services organizations and her strong background in organizational ethics and human resources and personnel management. She has multiple advanced degrees and will assist in developing the “Women Executives” of Medifast. As a result of her extensive management and human resources background she was elected to the Nominations committee where she will assist in screening and evaluating potential Director Candidates and insure the corporate values related to diversity are implemented in the company and on the Board.

III	2009
John P. McDaniel, age 68, is a seasoned healthcare executive with more than 36 years of experience as a chief executive officer, most recently at MedStar Health in Columbia, Maryland, one of the largest and most comprehensive healthcare delivery systems in the mid-Atlantic region with annual revenues exceeding $3 billion, encompassing 25,000 employees 5,000 physicians and nine leading hospitals and other health related businesses. Mr. McDaniel has a degree in Business Administration from Wittenberg University, a MHA in Health Management and Policy from the University of Michigan, and an Honorary Doctorate of Humane Letters (LHD) from Wittenberg University. He is presently a Partner in The Hickory Ridge Group, an advisory, development and investment organization that focuses on emerging healthcare and technology entities.  He is also a member of the board of the Greater Baltimore Committee, the Greater Washington Board of Trade, Wittenberg University, First Mariner Bank Corp a Nasdaq-listed company and the Washington Real Estate Trust (WRE) a NYSE listed company.

John P. McDaniel was first selected a Director in 2009 for his extensive executive and entrepreneurial experience as well as his service on other public boards. His extensive management and Board knowledge concerning the health care industry and health care policy will provide seasoned oversight on behalf of shareholders. Because of his experience and leadership experience as the Chairman of the Racing Commission of Maryland, and former Chairman and CEO of Medstar Health Systems he is serving on the Executive and Compensation Committees to bring his business acumen and organizational knowledge to oversight the Company
I	2009

Jeannette M. Mills, age 44, currently serving as senior vice president with the Baltimore Gas and Electric Company, a subsidiary of Constellation Energy. A Baltimore, MD native, Mills earned her Bachelor of Science in Electrical Engineering from Virginia Polytechnic Institute & State University (Virginia Tech) and she currently serves on the Advisory Board of the Bradley Department of Electrical and Computer Engineering. In 2006, Mills earned her Masters of Business Administration from Loyola College. Ms. Mills also works in the community, serving on the Board of Directors for Voices for Children, Howard County's Court Appointed Special Advocate Program. Additionally, she serves on the Board of the Creative Alliance, a Program that builds communities by bringing together artists and audiences from diverse backgrounds to experience spectacular arts programs and engage in the creative process.

Jeannette M. Mills was first selected as a Director in 2008 not only for her technical background but primarily for her high level of executive experience. Her service as Chairperson of the Compensation Committee has effectively utilized her talents to review and assess the operations and metrics used to evaluate key executives in the company. She has been instrumental in providing guidance and direction to ensure that all executives maintain the transparent high performance culture, and entrepreneurial philosophy of executive compensation balanced with appropriate risk assessment analysis.

III	2008
Donald F. Reilly, OSA, age 64, holds a Doctorate in Ministry (Counseling) from New York Theological and an M.A. from Washington Theological Union as well as a B.A. from Villanova University. Reverend Don Reilly was ordained a priest in 1974. His assignments included Associate Pastor, Pastor at St. Denis, Havertown, Pennsylvania, Staff at Villanova University, Personnel Director of the Augustinian Province of St. Thomas of Villanova, Provincial Counselor, Co-Founder of SILOAM Ministries where he ministers and counsels HIV/AIDS patients and caregivers. He is currently on the Board of Directors of Villanova University.  He also serves on the Board of Trustees of Merrimack College, MA, St. Augustine Prep, NJ, and Malvern Prep, PA.  Fr. Reilly was Prior Provincial of the Augustinian Order at Villanova, PA from 2002 - 2010.  He oversaw more than 220 Augustinian Friars and their service to the Church, teaching at universities and high schools, ministering to parishes, serving as chaplain in the Armed Forces and hospitals, ministering to AIDS victims, and serving missions in Japan, Peru, and South Africa.

Very Rev. Donald F. Reilly, OSA was first selected as a Director in 1998 for his strong background in Personnel and Executive management with the Augustinian Community which serves the Catholic Church at Villanova University, Merrimack College, High Schools, Parishes and missions in Japan, South Africa and Peru.  His current selection as Director utilizes his extensive knowledge of the Company serving as a Director and participating in the restructuring of the company in 1999. He was also instrumental in developing the current business model in consultation with the Business School at Villanova University. As Chairman of the Nominations committee and being a Ph.D and nationally known academic he has been an invaluable asset providing guidance to the company and creating shareholder value. He also is the primary person on the Nomination Committee to identify and evaluate potential Director Candidates for character necessary to perform high performance, risk assessment and be transparent which are desirable characteristics for all potential directors. This will ensure continuity in respect to the company’s corporate governance practices and philosophy.
I	1998

THE BOARD OF DIRECTORS

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

Director Independence

The Board consists of 14 members of whom 11 are non-management directors, 10 of whom the Company has determined are independent.   Determination as to the qualifications of an independent directors are determined under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence. The NYSE’s independence guidelines and the Company’s categorical standards include a series of objective tests, such as the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. The Board of Directors has affirmatively determined that none of the Company’s independent directors had any relationships with the Company.

The Board, in applying the above referenced standards has affirmatively determined the Company’s current independent directors are:  Harvey C. Barnum, Jr., Barry B. Bondroff, Charles P. Connolly, Jason L. Groves, George J. Lavin, Jr. Esq., Catherine T. Maguire, John P. McDaniel, Jeannette M. Mills, Jerry D. Reece, and Donald F. Reilly.

Board Meetings

For the fiscal year ended December 31, 2010 (“Fiscal 2010”), the Board of Directors held four meetings. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on the Board of Directors, or such committees. Under the Company’s Principles of Corporate Governance, which is available on the Company’s website www.choosemedifast.com, by following the link through “Investor Relations” to “Corporate Governance,” each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member.  All fourteen directors attended the 2010 annual shareholder meeting.

Board Leadership Structure and Risk Oversight

The Company takes a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies.

Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the internal audit function, the independent auditors’ qualifications, independence and performance, and the Company’s corporate finance matters including its capital structure. The Audit Committee also provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders without encouraging unnecessary risk. In furtherance of this objective, the Compensation Committee evaluates the potential compensation payable under the Company’s executive compensation plans based on alternative performance scenarios. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives are described below under “Compensation Discussion and Analysis.”

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education and the Company’s Corporate Governance Guidelines and other governance documents. The Nominating and Corporate Governance Committee also oversees the Company’s quality and regulatory affairs operations and the Company’s programs regarding ethics and compliance, and social and environmental responsibility.

Pursuant to Medifast Inc.’s bylaws and governance guidelines, the rules of the NYSE, and the Chairman of the Board, the Nominations Committee along with the consent of the Board of Directors determines the best committee structure for Medifast. The Board elects the Officers of the company.  Since 2007 Medifast, Inc. has had a separate Chairman of the Board and Chief Executive Officer. The Chairman position is elected every three years and the Chief Executive Officer, CFO, President and Chief Operating Officer are elected annually by the Board. Bradley T. MacDonald, Executive Chairman of the Board has executive responsibilities and is responsible for the Legal Affairs and Treasury functions of the Company, the banking relationships, community relations, M&A oversight and strategic planning. The Board of Directors is confident that the current leadership structure of the company based on past performance is in the Company’s best interest of creating shareholder value and building the Medifast business for the future.  The Chief Executive Officer, CFO, President, Chief Operating Officer and the Chairman of the Board have an excellent working relationship and understand the roles and responsibilities of each executive position. Michael S. McDevitt, the CEO has the primary operational responsibility for Medifast, while Brendan N. Connors, has primary financial responsibility. Margaret Sheetz who reports to the CEO, has the primary responsibility for the internal operations of Medifast Inc. The current leadership structure also provides significant benefits that come from Mr. MacDonald’s long tenure as Chairman of the Board and his prior experience as Chief Executive Officer of Medifast, Inc. and Co-Founder of Take Shape for Life.

DIRECTOR COMPENSATION

The non-employee Directors of Medifast, Inc. receive an annual stock grant for their services as director. In 2010, each director received 566 shares of restricted stock, with the exception of Jason L. Groves and Catherine T. Maguire who received 283 shares for their service and elected to take the remaining board compensation in cash. In 2010, Directors did not receive a meeting fee for attending either quarterly committee or Board of Director meetings.  For additional committee meetings or board service, Directors receive $1,000 per day.  Employee Directors do not receive any additional compensation for their services as director.

2010 Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Harvey C. Barnum	$-	$15,010	$15,010
Barry B. Bondroff	14,000	$40,185	$54,185
Charles P. Connolly	21,000	45,555	$66,555
Jason L. Groves	14,000	7,505	$21,505
George Lavin, Jr., Esq.	4,000	45,555	$49,555
Michael C. MacDonald	4,000	50,925	$54,925
Catherine T. Maguire	6,000	7,505	$13,505
John P. McDaniel		31,385	$31,385
Jeannette M. Mills		40,185	$40,185
Jerry D. Reece		15,010	$15,010
Rev. Donald F. Reilly, OSA	-	52,367	$52,367

Additional fees are paid to the Audit Committee Chairman.  In 2010, the Chairman received an additional $16,000 in cash compensation.

(1)
Amounts are calculated based on the aggregate grant date fair value of these rewards computed in accordance with ASC Topic 718 “Stock Compensation” which excludes the effect of estimated forfeitures.  The assumptions and methodologies used to calculate these amounts are discussed in Note 2 to our Consolidated Financial Statements in Form 10-K filed with the Securities and Exchange Commission.  Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is recognized over the vesting periods of the applicable rewards.

The table below summarizes the equity based awards held by the Company’s non-employee directors as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration	Number Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that have not Vested
	Exercisable	Un-Exercisable	Price ($)	Date	(#)	($)(1)
Charles P. Connolly	-	-	-	-	2,000	57,760
George Lavin, Jr., Esq.	-	-	-	-	2,000	57,760
Michael C. MacDonald	-	-	-	-	4,000	115,520
Rev. Donald F. Reilly, OSA	-	-	-	-	4,000	115,520

(1)	The market value of shares of stock that have not vested is based on the closing price of our common stock on December 31, 2010, or $28.88 per share.

The Medifast Board of Directors on July 24, 2008 approved restricted common stock grants to Board members with a 5 year vesting period, beginning on the grant date.  The grant was to tenured Board members that successfully implemented the Senior Management Succession Plan over the last four years through advice, counsel, and mentorship.  A total of 55,000 shares of restricted common stock were granted to tenured Directors.

The Medifast Board of Directors on November 24, 2008 approved restricted common stock grants to key executives and Board members as a 2008 performance bonus for exceeding internal sales and profit forecasts.   Non-management Board members were each granted 5,000 shares of restricted common stock vesting over two years, beginning on January 1, 2009.

The Medifast Board of Directors on May 7, 2009 approved restricted common stock grants to key executives and Board members with a 5 year vesting period, beginning on the grant date.  Key executives were granted 460,000 shares of restricted common stock to retain their services over the next five years and recognize continued sales and profit growth in accordance with targets set by the Board of Directors.  The Board of Directors received a total of 71,000 shares with a two year vesting period, beginning on the grant date for their active participation in the strategic planning process and guidance as it relates to Medifast’s strong performance and growth.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Barry B. Bondroff as the Vice Chairman of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 11445 Cronhill Drive, Owings Mills, MD 21117, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, compensation committee, and executive committee.

Audit Committee

Our audit committee consists of Charles P. Connolly, Chairperson, Barry B. Bondroff, CPA, George J. Lavin, Jr. Esq., and Jason L. Groves, Esq. each of whom are independent as discussed above under “Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each audit committee member is financially literate, and that Mr. Connolly is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal duties of the audit committee are as follows:

•	have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

•
meet and review with management and the independent auditors the interim financial statements and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company’s Quarterly Reports on Form 10-Q;

•
meet and review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders) including (i) their judgment about the quality, not just acceptability, of the Company’s accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (ii) the clarity of the disclosures in the financial statements; and (iii) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies;

•	review and discuss with management, the internal auditors and the independent auditors the Company’s policies with respect to risk assessment and risk management;

•
review and discuss with management, the internal auditors and the independent auditors the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures, and quarterly assessment of such controls and procedures;

•
establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and

•	Review and discuss with management, the internal auditors and the independent auditors the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs

•	Serve as a communication report to link under company Whistleblower Policy

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance.”  In fiscal 2010, the audit committee met eight times.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Very Rev. Donald F. Reilly, Chairperson , Sister Catherine T. Maguire, and Harvey C. Barnum, all of whom are independent as discussed above under “— Director Independence.” The Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director Committee assignments, and recommends actions necessary for the proper governance of Medifast, Inc., and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Executive Chairman of the Board and Chief Executive Officer, the Nominating and Corporate Governance Committee recommends certain executive officers for annual election. The Nominating and Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance. The Nominations committee has been tasked to assist the Chairman in selecting the most qualified and appropriate directors to serve on the company’s separate Board committees.

Medifast, Inc.’s Nominating and Corporate Governance Committee Charter provides that the skills and characteristics required generally of Directors include diversity, age, business background and experience, accomplishments, experiences in Medifast, Inc.’s business and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds, business and life experiences that will enable them to constructively review and guide management of Medifast, Inc. Medifast, Inc. has successfully obtained diverse highly qualified candidates for Directors without utilizing a paid outside consultant. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary, Medifast, Inc., 11445 Cronhill Dr., Owings Mills, MD  21117. The Nominating and Corporate Governance Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the shareholder must give written notice to the Corporate Secretary of Medifast, Inc. Notice must be received at Medifast, Inc.’s principal executive offices not less than 120 days or more than 150 days before the first anniversary of the date of the Corporation’s proxy statement in connection with the last annual meeting of shareholders. Each such shareholder’s notice shall set forth (a) as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation’s stock transfer books, of such shareholder, (ii) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy of such meeting to nominate the person or persons specified in the notice, (iii) the class and number of shares of stock of the Corporation beneficially owned by such shareholder and (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; and (b) as to each person who the shareholder proposes to nominate for election as a director, (i) the name, age, business adders and, if known, residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of the Corporation that are beneficially owned by each person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies of election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected. The Secretary of the Corporation shall deliver each such shareholder’s notice that has been timely received to the Board or a committee designated by the Board for review. Any person nominated for election as director by the Board or any committee designated by the Board shall, upon the request of the Board or such committee, furnish to the Secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder’s notice of nomination. The chairman of the meeting of shareholders shall, if the facts warrant, determine that the nomination was not made in accordance with the procedures prescribed by Section 2.2 of the Company Bylaws. If the chairman should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2010, the nominating and corporate governance committee met four times.

Compensation Committee

The compensation committee currently consists of Jeannette M. Mills, Chairperson, John P. McDaniel and Jerry D. Reece, all of whom were independent as discussed above under “— Director Independence.”

The principal duties of the compensation committee are as follows:

•	measure the Chief Executive Officer’s performance against his goals and objectives pursuant to the Company plans;

•	determine the compensation of the Chief Executive Officer after considering the evaluation by the Board of Directors of his performance;

•	review and approve compensation of elected officers and all senior executives based on their evaluations, taking into account the evaluation by the Chief Executive Officer;

•
review and approve any employment agreements, severance arrangements, retirement arrangements, change in control agreements/provisions, and any special or   supplemental benefits for each elected officer and senior executive of the Company;

•	approve, modify or amend all non-equity plans designed and intended to provide compensation primarily for elected officers and senior executives of the Company;

•	make recommendations to the Board regarding adoption of equity plans; and

•	Modify or amend all equity plans.

•
Review the executive compensation philosophy of the Company; and assess any risks which may be reasonably deemed material to the Company; and recommend to the Board any changes deemed necessary to the Company executive compensation plan; or any sales channel compensation plan.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance.”  In fiscal 2010, the compensation committee met four times.

Executive Committee

Messrs. Bradley T. MacDonald, Chairperson, Michael C. MacDonald, Michael S. McDevitt, John P. McDaniel and Jerry D. Reece are members of the Executive Committee.  The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors.  The Committee meets periodically during the year to develop and review strategic operational and management policies for the Company.  The Committee held one meeting during fiscal 2010.

PROPOSAL 2:
THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected McGladrey & Pullen, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011. Additional information regarding the audit committee is provided in the Report of the Audit Committee below.

The Company has been advised that a representative of McGladrey & Pullen, LLP will be present at the Meeting where  will have an opportunity to make a statement if the representative desires  to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of McGladrey & Pullen, LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2011.

Audit Committee Report

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2010.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each member of the Audit Committee, Barry B. Bondroff, Charles P. Connolly, Jason L. Groves, and George J. Lavin, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and McGladrey & Pullen, LLP (“McGladrey”), the Company’s independent registered public accounting firm for fiscal 2010, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and McGladrey regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. McGladrey is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with McGladrey the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from McGladrey required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that McGladrey is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2010 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with McGladrey the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010.

The Audit Committee has selected McGladrey as the Company’s independent registered public accounting firm for fiscal 2011, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Charles P. Connolly, Chairman
Barry B. Bondroff, CPA
George J. Lavin, Jr., Esq.
Jason L. Groves, Esq.

Fees to Independent Registered Public Accountants for Fiscal 2010 and 2009

The following services were provided by McGladrey & Pullen, LLP during fiscal 2010 and Friedman, LLP during fiscal 2009

	2010	2009 (3)

Audit Fees(1)	$316,000	$184,000
Tax fees(2)	46,000	43,000
All other fees		-

Total	$362,000	$227,000

(1)
Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax fees were billed for tax compliance services
(3)
On January 1, 2010 Bagell, Josephs, Levine, and Co, LLC ceased operations, Friedman, LLP was appointed as the independent registered public accounting firm and Friedman, LLP performed the audit for the year-ended December 31, 2009.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Under the policy, pre-approval is generally provided for work associated with the following:

•	registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•	due diligence work for potential acquisitions or dispositions;

•	attest services not required by statute or regulation;

•	adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations;

•	internal control reviews and assistance with internal control reporting requirements;

•	review of information systems security and controls;

•	tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and

•	Assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditors’ independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Medifast, Inc.’s executive compensation program for the five named executive officers: (referred to in this CD&A as the “executive officers”). Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 53.

The Compensation Committee is responsible for creation and periodic review of the overall executive compensation philosophy of Medifast, Inc. related analysis and assessment of any material risk to the Company related thereto, and it outlines the components of executive compensation for the executive officers. Medifast, Inc. believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Medifast, Inc. must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Medifast, Inc. is focused on executive performance keyed to results. Medifast, Inc. provides fair and equitable compensation to its executive officers by combining conservative base pay, annual cash incentive, stock-based long-term incentive. The Executive Cash Bonus Plan is designed to reward executives for Medifast, Inc.’s current year financial success and recognize the responsibilities of the executive officers for meeting Medifast, Inc.’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Medifast, Inc.’s shareholders’ interest.

Total direct compensation which includes base pay, annual cash incentive and stock-based long-term incentive is measured against organizations in the general weight-loss industry. In general, there are different kinds of diet products and programs within the weight loss industry.  These include a wide variety of commercial weight loss programs, pharmaceutical products, weight loss books, self-help diets, dietary supplements, appetite suppressants and meal replacement shakes and bars.  Some of our competitors are substantially larger than we are, and have considerably greater financial resources than we have. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with an attractive compensation package. Medifast, Inc. targets total direct compensation for each executive officer near median for organizations in the general weight-loss industry. The mix of pay (base pay, annual cash incentive and long-term incentive) is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both annual cash incentive and long-term incentive are performance based.

Elements of Executive Compensation

Base Salary

Our base salary determinations principally reflect the skills and performance levels of individual executives, the needs of the Company, and pay practices of comparable public companies within the general health and wellness diet industry.  Medifast’s identified peers in the general health and wellness diet industry are NutriSystem Inc., eDiets.com, Herbalife Ltd., USANA Health Sciences, Nu Skin Enterprises, NBTY Inc., and Weight Watchers International Inc. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries below the midpoint level relative to our peers. We believe this policy sets a prudent and fiscally responsible tone for the Company’s overall base salary compensation programs. Please refer to the discussion below under “Peer Group” for a more detailed discussion of our use of peer group and general industry revenue data.

Target Bonus

Cash bonuses principally reflect the Company’s financial performance and achievement of corporate objectives established by our Board prior to the fiscal year. The executive bonus plan is designed to reward our executives for the achievement of shorter-term financial goals, predominantly revenue growth, profitability, and cash flow. In consultation with the Chief Executive Officer, the Compensation Committee evaluates, adjusts and approves the amount and allocation of the bonus pool to each named executive officer. In determining the cash bonus allocation among senior executives, the Compensation Committee and the Chief Executive Officer consider each executive’s a) contribution to current and long-term corporate goals, and b) value in the labor market.

The financial targets for annual cash incentive are premised upon the executive officers delivering on their financial performance projections to Medifast, Inc. as reflected in part, in the annual budget approved by the Board of Directors. In 2010 targeted annual incentive compensation was tied to the annual budget approved by the Board of Directors. The Compensation Committee set the target for pre-tax profit as a percentage of sales at 12%, the target for corporate revenue at $207 million, and net increase in cash, cash equivalents, and investments at $12.4 million. The target performance level is set to promote solid performance. The financial targets for annual cash incentive are divided into three components as follows:

1.
Pre-Tax profit as a percentage of sales. Each executive officer receives 33.33% of the total target payout if Medifast, Inc. achieves the targeted pre-tax profit as a % of sales. Each officer receives a portion of the total target payout if Medifast, Inc. achieves the targeted performance level, and additional increments for performance above the target. For pre-tax earnings as a percentage of sales the target was 11.5%.  Medifast, Inc. was above the threshold performance level for pre-tax earnings as a percentage of sales in 2010 at 12.3% compared to the target of 11.5%.

2.
Corporate Revenue. Each officer receives 33.33% of the total target payout if Medifast, Inc. achieves the targeted sales amount for the full year.  Each officer receives a portion of the total target payout if Medifast, Inc. achieves the targeted performance level, and additional increments for performance above the target. For corporate sales the target was $207 million.   Medifast, Inc. was well above the targeted performance level for sales in 2010 finishing at $257.5 million, or $50.5 million above the target set by the Board.

3.
Net increase in cash, cash equivalents, and investments. Each officer receives 33.33% of the total target payout if Medifast, Inc. achieves the targeted net cash increase for the full year.  Each officer receives a portion of the total target payout if Medifast, Inc. achieves the targeted performance level, and additional increments for performance above the target. The net increase in cash and cash equivalents target was $12.4 million. Medifast, Inc. exceeded the maximum performance level for the net increase in cash and cash equivalents in 2010 by generating a $18.1 million net increase in cash,  cash equivalents, and investments

Equity Compensation

Stock option and restricted stock awards principally reflect the responsibilities to be assumed by each executive in the upcoming fiscal year, the responsibilities of each executive in prior periods, the size of awards made to each executive in prior years relative to the Company’s overall performance, available stock for issuance under our Option Plan, and potential grants in future years. The Committee believes that stock option and restricted stock grants (1) align the interests of executives with long-term stockholder interests as the grants vest over 5-6 years, (2) give executives a significant, long-term interest in the Company’s success, and (3) help retain key executives in a competitive market for executive talent.  The restricted stock awards award the continuity of service of the executive officers since the restricted stock awards vest over a period of 5-6 years and unvested, restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increase or decrease with the value provided to shareholders.

Equity Ownership by Executives

We do not currently have a formal equity ownership requirement for our executives. However, we encourage our executives to own equity in the Company on a voluntary basis. All of our named executive officers own stock, restricted stock and vested and unvested stock options. We periodically review the vested and unvested equity holdings of our executives and evaluate whether these holdings sufficiently align the interests of our executives with the long-term interests of our stockholders. We may consider adopting equity ownership requirements in the future.

Peer Group

We believe that it is appropriate to offer industry competitive cash and equity compensation to our senior executives in support of our objective to assemble and maintain a high performing management team. Our current level of compensation for our executive officers was compared to compensation paid by an industry peer group approved by the Committee. The criteria used to identify the peer group were: (1) industry — we compete for talent with other healthy living and wellness companies and general weight-loss industry companies of similar and larger size; and (2) financial scope — our management talent should be compensated similar to that of companies of a similar and larger size in terms of revenues. For 2010, the peer group was comprised of seven corporations including are NutriSystem Inc., eDiets.com, Herbalife Ltd., USANA Health Sciences, Nu Skin Enterprises, NBTY Inc., and Weight Watchers International Inc.  The peer group revenue range is from $23 million to $2.8 billion with a median revenue of $1.5 billion for 2010.  The peer group revenue percent change ranged from a decline of 3.0% to an increase of 18.5%, with a median revenue increase of 12.3% in 2010.

Report of the Compensation Committee

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this Form 10-K. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included on the Form 10-K for the year-ended December 31, 2010. Based upon the Compensation Committee risk assessment, the Board does not believe the Executive Compensation Plan or any distribution channel compensation Plan presents a material risk to the Company as structured.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jeannette M. Mills, Chairman
John P. McDaniel
Jerry D. Reece

2010 Summary Compensation Table

The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Executive Chairman of the Board, Chief Executive Office, President, Chief Financial Officer and the other most highly compensated executive officers. These individuals are collectively referred to as the Named Executive Officers.

		Salary	Stock Awards	Option Awards	Bonus	Nonqualified Deferred Compensation Contributions	All Other	Total
Name and Pricipal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)	($)(3)	($)
Bradley T. MacDonald	2010	$225,000	$331,000	-	$755,000		$3,400	$1,314,400
Executive Chairman of the Board	2009	$225,000	$331,000	-	$235,000		$3,600	$794,600
	2008	225,000	107,000	-	-	100,000	6,700	438,700

Michael S. McDevitt	2010	185,000	639,000	-	826,000		5,550	1,655,550
Chief Executive Officer	2009	185,000	639,000	-	410,000		5,800	1,239,800
	2008	135,000	450,000	-	75,000		2,700	662,700

Margaret Sheetz	2010	155,000	531,000	-	755,000		4,650	1,445,650
Chief Operating Officer, President	2009	155,000	531,000	-	350,000		4,900	1,040,900
	2008	100,000	372,000	-	50,000		3,000	525,000

Brendan N. Connors	2010	125,000	167,000	-	270,000		3,750	565,750
Chief Financial Officer	2009	125,000	167,000	-	117,000		3,900	412,900
	2008	99,000	101,000	-	20,000		3,000	223,000

Leo V. Williams	2010	135,000	-	-			5,400	140,400
Executive Vice President	2009	135,000	-	-	85,000		4,600	224,600
	2008	132,500	-	-	25,000		2,900	160,400

(1)
Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 2 of Notes to Consolidated Financial Statements in this 10-K. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(2)	Bonus amounts determined as more specifically discussed above under “—Compensation Discussion and Analysis”
(3)	The amounts represent the Company’s matching contributions under the 401(K) plan.

2010 Grants of Plan-Based Awards

The Medifast Board of Directors on May 7, 2009 approved restricted common stock grants to key executives and Board members with a 5 year vesting period, beginning on the grant date.  Key executives were granted 460,000 shares of restricted common stock to retain their services over the next five years and recognize continued sales and profit growth in accordance with targets set by the Board of Directors.  The Board of Directors received a total of 71,000 shares with a two year vesting period, beginning on the grant date for their active participation in the strategic planning process and guidance as it relates to Medifast’s strong performance and growth.

The Medifast Board of Directors on November 24, 2008 approved restricted common stock grants to key executives as a 2008 performance bonus for exceeding internal sales and profit forecasts.  Key executives were granted 150,000 shares of restricted common stock over a five year vesting period, beginning on January 1, 2009.

The Medifast Board of Directors on July 24, 2008 approved restricted common stock grants to the Named Executives with a 5 year vesting period, beginning on the grant date.  Named Executive Officers were granted 425,000 shares of restricted common stock to retain their services over the next five years, reward their efforts in the participation of the successful succession and transition of the company operations to the new senior management team, and incentivize continued sales and profit growth in accordance with targets set by the Board of Directors.

On January 25, 2008, the Board of Directors modified Bradley T. MacDonald’s compensation package for his role in the succession plan and business development initiatives as outlined in the December 31, 2006 10-K.  The Board cancelled the 100,000 options granted to Mr. MacDonald on February 8, 2006 and replaced them with a restricted stock grant of 42,000 shares.  The restricted shares will vest over a period of 3 years beginning on January 25, 2009.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration	Number Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity incentive Plan Awards: Number of Unearned Shares, Units or Other rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights That Have Not Vested
	Exercisable	Un-Exercisable	Price ($)	Date	(#)(1)	($)(2)	(#)	($)
Bradley T. MacDonald
Executive Chairman of the Board	-	-	-		148,500	4,288,680	-	-
Michael S. McDevitt
Chief Executive Officer	-	-	-		192,334	5,554,606	-	-
Margaret Sheetz
Chief Operating Officer, President	-	-	-		159,000	4,591,920	-	-
Brendan N. Connors
Chief Financial Officer	-	-	-		61,000	1,761,680	-	-
Leo V. Williams
Executive Vice President	-	-	-		-	-	-	-

(1)	The restricted stock grants vest over five and six years of service as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards”

(2)	The market value of shares of stock that have not vested is based on the closing price of our common stock on December 31, 2010, or $28.88 per share.

2010 Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the Named Executive Officers during 2010 and the resulting value realized.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Bradley T. MacDonald			-	-
Executive Chairman of the Board	-	-	20,000	607,600
			14,000	235,200
			20,000	627,400
			9,000	213,930

Michael S. McDevitt	-	-	15,000	498,450
Chief Executive Officer			33,333	559,994
			30,000	941,100
			24,000	729,120
			9,000	213,930

Margaret Sheetz			15,000	498,450
Chief Operating Officer, President	-	-	25,000	420,000
			25,000	784,250
			20,000	607,600
			8,000	190,160

Brendan N. Connors	-	-	3,000	99,690
Chief Financial Officer			5,000	84,000
			10,000	313,700
			8,000	243,040
			4,000	95,080

Leo V. Williams
Executive Vice President	8,930	319,783	-	-

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of options exercised.
(2)	Represents the number of restricted shares vested, and the number of shares vested multiplied by the fair market value of the common stock on the vesting date

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2010

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	1,442,500
Equity compensation plans not approved by security holders	-	-	-

Deferred Compensation Plans

We maintain a non-qualified deferred compensation plan, effective September 10, 2003, for Senior Executive management.  Currently, Bradley MacDonald is the only participant in the plan.  Under the deferred compensation plan that became effective in 2003, executive officers of the Company, including the Named Executive Officers, may defer a portion of their salary and bonus (performance-based compensation) annually. A participant may elect to receive distributions of the accrued deferred compensation in a lump sum or in installments upon retirement

Each participating officer may request that the deferred amounts be allocated among several available investment options established and offered by the Company. These investment options provide market rates of return and are not subsidized by the Company. The benefit payable under the plan at any time to a participant following termination of employment is equal to the applicable deferred amounts, plus or minus any earnings or losses attributable to the investment of such deferred amounts. The amount of compensation in any given fiscal year that is deferred by each Named Executive Officer is included in the Summary Compensation Table under the column headings “Salary” or “Non-Equity Incentive Plan Compensation”, as appropriate.

The Company has established a trust for the benefit of participants in the deferred compensation plan. Pursuant to the terms of the trust, as soon as possible after any deferred amounts have been withheld from a plan participant, the Company will contribute such deferred amounts to the trust to be held for the benefit of the participant in accordance with the terms of the plan and the trust.

Retirement payouts under the plan upon an executive officer’s retirement from the Company are payable either in a lump-sum payment or in annual installments over a period of up to ten years. Upon death, disability or termination of employment, all amounts shall be paid in a lump-sum payment as soon as administratively feasible.

In 2010, there were no contributions made by the Company to Bradley T. MacDonald’s deferred compensation plan.  The plan was fully vested as of December 31, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have entered into employment agreements with certain Named Executive Officers, certain terms of which are summarized below.

Bradley T. MacDonald.   Mr. MacDonald entered into a five year employment agreement effective February 8, 2006.  Mr. MacDonald was granted 100,000 options over a five year vesting period beginning on February 8, 2007 in consideration for his five year commitment and to align his interest with the interests of long-term shareholders On January 25, 2008, the Board of Directors modified Mr.  MacDonald’s compensation package for his role in the succession plan and business development initiatives as outlined in the December 31, 2006 10-K.  The Board cancelled the 100,000 options granted to Mr. MacDonald on February 8, 2006 and replaced them with a restricted stock grant of 42,000 shares.  The restricted shares will vest over a period of 3 years beginning on January 25, 2009. Upon termination of Mr. MacDonald’s employment by the Company without cause, or upon his resignation for good reason, he would be entitled to receive an amount equal to one and a half times the sum of his highest annualized salary payable in equal monthly installments 30 days after his termination of employment for a period of one year.

Michael S. McDevitt.   Mr. McDevitt entered into a six year employment agreement effective February 8, 2006.  Mr. McDevitt was granted 200,000 shares of Medifast, Inc. restricted common stock over a six year vesting period beginning on February 8, 2006 in consideration for his six year commitment and to align his interests with the interests of long-term shareholders. Upon termination of Mr. McDevitt’s employment by the Company without cause, or upon his resignation for good reason, he would be entitled to receive an amount equal to one and a half times the sum of his highest annualized salary payable in equal monthly installments 30 days after his termination of employment for a period of one year.

Margaret Sheetz.  Ms. Sheetz entered into a six year employment agreement effective February 8, 2006.  Ms. Sheetz was granted 150,000 shares of Medifast, Inc. restricted common stock over a six year vesting period beginning on February 8, 2006 in consideration for his six year commitment and to align her interests with the interests of long-term shareholders.  Upon termination of Ms. Sheetz’s employment by the Company without cause, or upon her resignation for good reason, she would be entitled to receive an amount equal to one and a half times the sum of his highest annualized salary payable in equal monthly installments 30 days after her termination of employment for a period of one year.

Brendan N. Connors.   Mr. Connors entered into a six year employment agreement effective February 8, 2006.  Mr. Connors was granted 30,000 shares of Medifast, Inc. restricted common stock over a six year vesting period beginning on February 8, 2006 in consideration for his six year commitment and to align his interests with the interests of long-term shareholders. Upon termination of Mr. Connors’ employment by the Company without cause, or upon his resignation for good reason,  he would be entitled to receive an amount equal to one and a half times the sum of his highest annualized salary payable in equal monthly installments 30 days after his termination of employment for a period of one year.

Potential Payments upon Termination or Change in Control

As of December 31, 2010, the Company had entered into employment agreements with each of the Named Executive Officers. As described in more detail above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards”  The employment agreements with the Named Executive Officers generally provide for the payment of benefits if the executive’s employment with the Company is terminated either by the Company without Cause or by the executive for Good Reason. The employment agreements with the Named Executive Officers do not provide for any additional payments or benefits upon a termination of employment by the Company for Cause, upon the executive’s resignation other than for Good Reason, as applicable, or upon the executive’s death or disability.   Upon termination by the Company without cause, or upon his or her resignation for good reason, all of the Named Executive officers are entitled to receive an amount equal to one and a half times his or her highest annualized base salary payable in equal monthly installments 30 days after his or her termination of employment.  If a named executive had been terminated without cause or the executive officer resigned without good cause on December 31, 2010 they would have received the following amounts:

Severance ($) (1)
Bradley T. MacDonald	$337,500
Michael S. McDevitt	$277,500
Margaret Sheetz	$232,500
Brendan N. Connors	$187,500

(1) Based on 2010 salary

If there were a change in control, which is defined as a sale of the majority of the assets of the company or a change of control of the Board of Directors as a result of a third party shareholder acquiring or holding over 10% of the common stock and attempting to nominate a majority of the Board of Directors in favor of his/her shareholder block, the executives would have received the following amounts as of December 31, 2010:

	Severance ($)(1)	Accelerated Vesting of Stock Awards ($)(2)	Total
Bradley T. MacDonald	$337,500	$4,288,680	$4,626,180
Michael S. McDevitt	277,500	5,554,606	5,832,106
Margaret Sheetz	232,500	4,591,920	4,824,420
Brendan N. Connors	187,500	1,761,680	1,949,180

(1)	Based on 2010 salary.
(2)	Accelerated vesting of stock awards were based on NYSE close price of the Common Shares on December 31, 2010 of $28.88 per share.

Compensation Polices and Risk

Medifast, Inc. does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Medifast, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table shows as of December 31, 2010, the amount and percentage of our outstanding common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock

FMR, LLC (1) 82 Devonshire Street Boston, MA 02109	1,539,890	10%

Black Rock Fund Advisors (2) 55 East 52nd St. New York, NY 10055	1,152,067	7.5%

Ionic Capital Partners, LP (3) 366 Madison Avenue, 9th Floor New York, NY 10013	877,581	5.7%

(1) Based solely on information reported on Schedule 13G/A filed by FMR LLC on February 14, 2011.  As reported in such filing, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,539,890 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies.  The ownership of one investment company, Fidelity Growth Company Fund (the “Fund”) amounted to 1,539,890 shares of the Company’s common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 1,539,890 shares owned by the Fund.  Members of the family of Mr. Johnson, Chairman of FMR LLC, (the “Johnson Family”), are the predominant owners, directly or through trusts, of Series B voting common shares, representing 49% of the voting power of FMR LLC.  The Johnson Family and all other Series B shareholders entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson Family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Boards of Trustees.

(2) Based solely on information reported on Schedule 13G filed by BlackRock, Inc. on February 7, 2011.  As reported in such filing, BlackRock, Inc. has sole voting and dispositive power with respect to 1,152,067 shares of the Company’s common stock.

(3) Based solely on information reported on Schedule 13G filed by Ionic Capital Partners LP on March 21, 2011.  As reported in such filing, Ionic Capital Management LLC, Ionic Capital Partners LP and Ionic Capital Master Fund Ltd. have shared voting power and shared dispositive power with respect to 877,581 shares of the Company’s common stock.  The shares of common stock held by Ionic Capital Master Fund Ltd. are acquirable upon the exercise of presently exercisable call options.  The shares of common stock held by Ionic Capital Partners LP reflect the shares reported for Ionic Capital Master Fund Ltd, of which Ionic Capital Partners LP is the investment advisor.  Ionic Capital Partners LP has voting and investment control over such shares, but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.  The shares of common stock held by Ionic Capital Management LLC reflect the shares reported for Ionic Capital Partners LP, of which Ionic Capital Management LLC is the general partner, and in such capacity may be deemed to have voting and investment control over such shares.  Ionic Capital Management LLC disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Ionic Capital Master Fund Ltd. has an address of Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town Grand Cayman KY1-9005, Cayman Islands

The following table shows as of March 30, 2011 the amount and percentage of our outstanding common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for directors, (ii) Named Executive Officers and (iii) our directors, nominees for director and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Shares Acquirable Within 60 days	Percent of Outstanding Common Stock (%)

Bradley T. MacDonald (3)	635,148	-	4.12%
Michael S. McDevitt	358,346	-	2.32%
Margaret Sheetz	273,692	-	1.77%
Brendan N. Connors, CPA	93,484	-	*
Donald F. Reilly	82,049	-	*
Michael C. MacDonald	69,763	-	*
Charles P. Connolly	38,141	-	*
John P. McDaniel	28,066	-	*
Catherine T. Maguire	8,783	-	*
Leo V. Williams	16,000	-	*
George J. Lavin, Jr., Esq.	23,566	-	*
Barry B. Bondroff, CPA	16,566	-	*
Jeannette M. Mills	13,066	-	*
Harvey C. Barnum	566	-	*
Jerry D. Reece	566	-	*
Jason L. Groves	283	-	*

All directors, nominees for directors and executive officers as a group	1,658,085	-	10.75%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 30, 2011, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Information supplied by officers and directors.

(2)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 30, 2011, or within 60 days thereafter under our stock option plans.

(3)
The shares set forth as beneficially owned by Mr. Bradley T. MacDonald include 133,667 shares owned by the MacDonald Family Trust.  His daughter, Margaret Sheetz, beneficially owns 273,692 shares which added to Bradley T. MacDonald’s 635,148 beneficially owned shares results in 908,840 shares owned by the MacDonald family.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This proposal would approve the compensation of executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures beginning on page 14 of this Proxy Statement These sections describe our executive compensation program and recent updates to the program.  The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goals for its executive compensation program are to (1) attract and retain highly effective executive officers, including the named executive officers, (2) reward these executive officers with respect to our annual operating performance and (3) align these executive officers’ interests with those of long-term stockholders. The compensation program is designed to accomplish these objectives cost effectively and with a predictable income statement impact, while providing rewards to senior executives if we achieve superior annual operating performance and increases in long-term stockholder value. The compensation program is further designed to accomplish these objectives with simplicity and transparency to ensure the reward structure is clear to our executives and stockholders.

Our current compensation structure for senior executives consists of the following components:

•	•	A base salary;

•	•	A year-end cash bonus based on our annual operating performance; and

•	•	Restricted stock grants with multi-year vesting.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

While this is a non-binding, advisory vote,, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and intends to consider consider the outcome of the vote when considering future executive  compensation arrangements. Medifast, Inc. is providing for this vote as required pursuant to section 14A of the Securities Exchange Act. .

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3

PROPOSAL 4:
ADVISORY VOTE TO APPROVE FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

This proposal will allow stockholders to indicate their preference for whether the vote on Proposal 3 above should be held every three years, every two years, every year, or to abstain from the vote. Section 14A of the Exchange Act requires the Company to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on named executive officer compensation should be held every one, two or three years. In satisfaction of this requirement, shareholders are being asked to indicate their preference for one, two or three years with respect to the frequency of votes on named executive officer compensation.

The Board recommends a vote once every three years. The optimal frequency of an advisory vote on named executive officer compensation depends on a judgment about the relative benefits and burdens of each of the options. The Compensation Committee and the Board of Directors believe a vote every three years would allow shareholders to focus on overall objectives rather than the details of individual decisions, would align with one of the goals of the Company’s compensation program which is designed to reward performance that promotes long-term shareholder value, would align “say-on-pay” with the goal of avoiding short-termism and a sufficient time interval to measure executive performance, thoughtfully consider shareholder input, and effectively implement  desired changes to executive pay arrangements. This option would allow shareholders to engage in more thoughtful analysis of the Company’s executive compensation program by providing more time between votes. Moreover, there is an inherent delay between implementation of changes and their presentation in the proxy statement. Under SEC rules, decisions made for 2011 compensation are not reported until 2012.  Finally, as noted in the Compensation Discussion and Analysis, a majority of executive incentive pay is focused on long term results, so it is appropriate that the evaluation of the executive compensation program should be viewed over multiple years. As a result, the Compensation Committee and the Board of Directors recommend a vote for the holding of advisory votes on named executive officer compensation every three years.

The option that receives the highest number of votes cast by shareholders will be considered the preferred frequency. While this is a non-binding and advisory vote, , the Compensation Committee and the Board of Directors will take into account the outcome of this vote when considering how often it will recommend submitting the advisory vote on executive compensation to stockholders. . Medifast, Inc. is providing this vote as required pursuant to section 14A of the Securities Exchange Act.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE HOLDING OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION ONCE EVERY “THREE YEARS.”

OTHER MATTERS

Other Matters

 The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.  In 2010, to the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, we believe all Section 16(a) filing requirements have been made applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners in fiscal 2010.

Certain Relationships and Related Transactions

The Board of Directors of the Company has established a policy and certain procedures that must be followed prior to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a related party. Under this policy, the Nominating and Corporate Governance Committee monitors and reviews issues involving potential conflicts of interest involving officers and directors of the Company, including reviewing all related party transactions.

Shareholder Proposals for the 2012 Annual General Meeting

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2012 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than December 1, 2011. Proposals should be sent to Corporate Secretary, Medifast, Inc., 11445 Cronhill Dr., Owings Mills, MD  21117.

Codes of Business Conduct and Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on our website at www.choosemedifast.com by following the links through “Investor Relations” to “Corporate Governance.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website,  www.choosemedifast.com. or by writing the Company at 11445 Cronhill Dr., Owings Mills, MD 21117 to the attention of the Secretary.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2010 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. A copy of the Company’s Annual Report on Form 10-K is available concurrently with this Proxy Statement to each shareholder of record on the Record Date by way of notice and access.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” on the Company’s website at www.choosemedifast.com.  The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations
Medifast, Inc.
11445 Cronhill Dr.
Owings Mills, MD  21117

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 2, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bradley T. MacDonald with full power of substitution, as attorneys for and in the name, place and stead of the undersigned, to vote all the shares of the common stock of MEDIFAST, INC., owned or entitled to be voted by the undersigned as of the record date, at the Annual Meeting of Shareholders of said Company scheduled to be held at the Sunset Island Clubhouse, 1 Beach Side Drive, Ocean City, MD  21842, on Friday, September 2, 2011 at 8:00 A.M., Eastern Standard Time, and at any adjournment, postponement or continuation thereof, as follows:

1a. Elect three Class II directors for a three-year term ending in 2014.

Class II Directors: Harvey C. Barnum, Michael C. MacDonald, and Jerry D. Reece.

☐ FOR All nominees (except as marked to the contrary below)	☐ WITHHOLD

1b. Elect two management directors to one-year terms ending in 2012.

Directors: Michael S. McDevitt and Margaret E. Sheetz

☐ FOR All nominees (except as marked to the contrary below)	☐ WITHHOLD

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2. To approve the appointment of McGladrey & Pullen, LLP, as the Company's independent auditors for the fiscal year ending December 31, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Approval vote for approval of compensation of named executive officers

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Advisory vote on frequency of executive compensation plan votes

☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS ☐ ABSTAIN

5. To transact such other business as may properly come before the meeting or any adjournment thereof. (Please date and sign on reverse side).

This proxy, if properly executed and returned will be voted in accordance with the directions specified hereof. If no directions are specified, this proxy will be voted FOR the election of the directors named above or their substitutes as designated by the Board of Directors.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, “For” Proposal 3, and as to Proposal 4 “EVERY THREE YEARS”

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

DATE:                     , 2011